EXHIBIT 99.1

Amphenol	News Release
World Headquarters
358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900
FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2009 FOURTH QUARTER RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  January 21, 2010.  Amphenol Corporation (NYSE-APH) reported today fourth quarter 2009 diluted earnings per share of $.50 compared to $.56 per share for the comparable 2008 period. Such per share amount for the 2009 period included a one-time charge of $.02 per share relating to the termination of certain interest rate swap agreements as part of the refinancing associated with the Company’s $600 million senior note issuance in November.   Such per share amount for the 2008 period included the benefit of $.03 per share relating to the cumulative reduction in the Company’s effective tax rate from 29% to 28%. Excluding these effects, diluted earnings per share was $.52 and $.53 for the fourth quarter of 2009 and 2008, respectively.   Sales for the fourth quarter 2009 were $758.3 million compared to $755.3 million for the 2008 period.  Currency translation had the effect of increasing sales by approximately 2% or $17.7 million in the fourth quarter 2009 compared to the 2008 period.

For the full year ended December 31, 2009, diluted earnings per share, excluding the one-time charge relating to the refinancing referenced above, was $1.85 compared to $2.34 for 2008.  Sales for the full year ended December 31, 2009 were $2,820.1 million compared to $3,236.5 million for 2008. Currency translation had the effect of decreasing sales by approximately $38.2 million for the full year 2009 period when compared to 2008.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to close 2009 with strong fourth quarter results that exceeded the high end of the Company’s guidance.  This represents our third consecutive quarter of sequential growth in sales and income, with sales of $758 million, an operating income margin of 18.3% and earnings per share of $.52 (excluding the one-time item).  The 6% sequential sales increase was driven by strengthening demand in most markets including: Information Technology and Data Communications Equipment, Military/Aerospace, Industrial, Wireless Infrastructure and Automotive.  It is very gratifying that we have been able to enhance our market position in nearly all of our served markets. Our strategy of ongoing market and geographic diversification combined with our strong commitment to develop performance enhancing technologies for our customers continues to expand the Company’s growth opportunities.  In addition, it is extremely rewarding that our focus on operating leverage and working capital management enabled us to further expand margins and generate strong cash flow.  Even with this improvement in demand, our management team continues to control costs in a proactive and dynamic manner ensuring the strength of our financial performance.  I am very proud of our organization as we continue to execute well.”

“While overall economic conditions remain less than certain, we believe we have seen both an improvement in demand levels as well as a stabilization of demand patterns in most markets.  As such, in 2010, we expect to see a return to more traditional seasonality.  Accordingly, based on constant currency exchange rates, we expect Q1 2010 revenues in the range of $735 million to $750 million and EPS in the range of $.49 to $.51.  We believe we can perform well in the current environment due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“We continue to be excited about the future.   Our significant actions in 2009 to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding organization to dynamically adjust to the continued changing market environment, to generate strong profitability and to capitalize on opportunities to expand our market position.”

The Company will host a conference call to discuss its fourth quarter results at 1:00 PM (ET) January 21, 2010.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:00 P.M. (ET) on Monday, January 25, 2010.  The replay numbers are as follows:  toll free dial-in number is 888-566-0486 and International dial-in number is 203-369-3611; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2008, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net Sales	$758,296	$755,282	$2,820,065	$3,236,471

Cost of sales	516,664	514,876	1,933,511	2,187,318

Gross profit	241,632	240,406	886,554	1,049,153

Selling, general and administrative expense	103,172	98,006	397,641	416,914

Operating income	138,460	142,400	488,913	632,239

Interest expense	(9,496)	(10,041)	(36,586)	(39,627)
Early extinguishment of interest rate swaps	(4,575)	—	(4,575)	—
Other (expenses) income, net	(283)	137	(1,225)	(32)

Income before income taxes	124,106	132,496	446,527	592,580

Provision for income taxes	(34,129)	(30,952)	(119,311)	(163,003)

Net income	89,977	101,544	327,216	429,577
Less: Net income attributable to noncontrolling interest	(2,338)	(2,811)	(9,382)	(10,426)

Net income attributable to Amphenol Corporation	$87,639	$98,733	$317,834	$419,151

Net income per common share - Basic	$0.51	$0.57	$1.85	$2.39

Average shares outstanding - Basic	172,487,683	173,797,473	171,607,643	175,663,797

Net income per common share - Diluted	$0.50	$0.56	$1.83	$2.34

Average shares outstanding - Diluted	175,068,731	175,545,630	173,941,752	178,813,013

Dividends declared per common share	$0.015	$0.015	$0.060	$0.060

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	December 31,
	2009	2008

ASSETS

Current Assets:
Cash and cash equivalents	$384,613	$214,987
Accounts receivable, less allowance for doubtful accounts of $18,785 and $14,982, respectively	449,591	515,999
Inventories, net	461,750	512,507
Other current assets	124,441	92,371

Total current assets	1,420,395	1,335,864

Land and depreciable assets, less accumulated depreciation of $575,187 and $510,764, respectively	332,875	344,515
Goodwill	1,368,672	1,232,335
Other long-term assets	97,242	81,445

	$3,219,184	$2,994,159

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$292,122	$305,950
Accrued salaries, wages and employee benefits	64,143	59,644
Accrued income taxes	57,272	65,846
Accrued acquisition-related obligations	7,244	120,357
Other accrued expenses	81,979	82,596
Current portion of long-term debt and capital lease obligations	399	439

Total current liabilities	503,159	634,832

Long-term debt and capital lease obligations	753,050	786,020
Accrued pension and post employment benefit obligations	172,235	161,669
Other long-term liabilities	27,922	43,069

Shareholders’ Equity:
Common stock	174	171
Additional paid-in capital	71,368	22,746
Accumulated earnings	1,774,625	1,467,099
Accumulated other comprehensive loss	(100,090)	(140,591)

Total shareholders’ equity attributable to Amphenol Corporation	1,746,077	1,349,425

Noncontrolling interests	16,741	19,144

Total equity	1,762,818	1,368,569

	$3,219,184	$2,994,159

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(dollars in thousands)

	Twelve months ended
	December 31,
	2009	2008

Net income	$327,216	$429,577
Adjustments for cash from operations:
Depreciation and amortization	98,524	91,302
Stock-based compensation	20,240	16,316
Net change in receivables sold	(3,000)	—
Excess tax benefits from stock-based payment arrangements	(16,085)	(21,307)
Net change in components of working capital	144,654	(18,689)
Net change in other long-term assets and liabilities	10,748	(15,676)

Cash provided by operations	582,297	481,523

Cash flow from investing activities:
Capital additions, net	(59,834)	(107,340)
Purchase of short term investments	(33,342)	(2,938)
Investments in acquisitions	(280,014)	(135,807)

Cash flow used in investing activities	(373,190)	(246,085)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	(631,934)	61,914
Borrowings under senior notes	598,878	—
Settlement of interest rate swap agreements	(4,575)	—
Payments of fees and expenses related to senior notes financing	(4,650)	—
Purchase of treasury stock	—	(293,625)
Proceeds from exercise of stock options	25,481	27,081
Excess tax benefits from stock-based payment arrangements	16,085	21,307
Payments to noncontrolling interests	(23,328)	—
Dividend payments	(10,279)	(10,617)

Cash flow used in financing activities	(34,322)	(193,940)

Effect of exchange rate changes on cash and cash equivalents	(5,159)	(10,152)

Net change in cash and cash equivalents	169,626	31,346
Cash and cash equivalents balance, beginning of period	214,987	183,641

Cash and cash equivalents balance, end of period	$384,613	$214,987

Cash paid during the period for:
Interest.	$38,532	$39,180
Income taxes	117,122	124,929

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

Trade Sales:
Interconnect Products	$695,127	$692,656	$2,566,578	$2,950,570
Cable Products	63,169	62,626	253,487	285,901
Consolidated	$758,296	$755,282	$2,820,065	$3,236,471

Operating income:
Interconnect Products	$142,866	$147,919	$505,772	$648,605
Cable Products	9,798	7,004	38,751	32,535
Stock-based compensation expense	(4,981)	(4,539)	(20,241)	(16,316)
Other operating expenses	(9,223)	(7,984)	(35,369)	(32,585)
Consolidated	$138,460	$142,400	$488,913	$632,239

ROS%:
Interconnect Products	20.6%	21.4%	19.7%	22.0%
Cable Products	15.5%	11.2%	15.3%	11.4%
Corporate - stock-based compensation	-0.7%	-0.6%	-0.7%	-0.5%
Corporate - all other	-1.2%	-1.1%	-1.3%	-1.0%

Consolidated	18.3%	18.9%	17.3%	19.5%